Third Quarter 2002 Earnings
                                 Conference Call
                                  July 25, 2002
                                 10:00 a.m. CDT

Charlie:

Welcome. I'm Charlie Szews, Chief Financial Officer, and with me is Bob Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck.

Our remarks that follow, including answers to your questions, include "forward-looking statements" that we believe to be within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

This morning, we were quite pleased to report third quarter earnings per share of $1.24, about $0.36 per share higher than the estimates in our Form 8-K filing of April 25, 2002, and up substantially from the $0.80 per share reported in last year's third quarter. We had previously reported that if our experience permitted us to increase our Medium Tactical Vehicle Replacement ("MTVR") contract margins by one percentage point, that earnings could be higher in the quarter. We did, in fact, raise our MTVR margins in the third quarter by one percentage point to 4.3% and realized $0.16 additional earnings per share in the quarter as a result of a cumulative catch-up adjustment to earnings under our contract accounting method. The other $0.20 per share principally arose from:

       o Defense parts sales that were accelerated from the fourth to the third quarter to meet customer requirements. That contributed about $0.09 per share to the third quarter.

       o And, we realized much stronger concrete placement earnings than anticipated, which contributed another $0.14 per share to the third quarter.

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Reported earnings per share included a benefit of $0.10 per share in the third quarter due to adoption of new accounting rules that eliminate amortization of goodwill and certain other intangible assets. Excluding amortization of goodwill, earnings per share in the third quarter of fiscal 2001 would have been $0.90 per share. So, even without the accounting change, earnings per share would have been up 37.8% in the third quarter compared to last year.

As a result of our strong third quarter results, we increased our earnings per share estimate for fiscal 2002 to $3.35 per share, up from $3.05 per share previously estimated on April 25, 2002. The $0.30 per share estimate increase principally reflects:

       o the $0.36 per share performance in excess of previous expectations for the third quarter; and

       o lower interest cost estimates for the fourth quarter equating to about $0.05 per share as a result of substantially lower borrowings;

       o with offsets for the effect of the acceleration of the defense parts sales into the third quarter amounting to $0.09 per share and weaker performance anticipated in the fire and emergency segment in the fourth quarter.

We also announced our current estimate for fiscal 2003 earnings per share of $3.70, which assumes no acquisitions and no further margin increase on the MTVR contract. This estimate assumes a very cautious outlook for the economy in our fiscal year 2003. While our economically sensitive businesses strengthened in our third quarter, we can't help but be cautious about next year in light of the recent turmoil in financial markets, and the ongoing threats of terrorism or war. I'll provide additional details in a moment.

The last big highlight for the third quarter was our repayment of $82 million of debt, bringing debt down to $200.2 million at June 30, 2002, compared to our last announced estimate of $260.0 million as of that date. That makes $159.1 million of debt repayment fiscal year-to-date. Higher performance- based payments on our Family of Heavy Tactical Vehicles ("FHTV") contract, strong earnings and low capital spending all contributed to the excellent cash flow.

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Third Quarter Results

Now let's look closer at third quarter results.

Consolidated sales were up 20.6% compared to last year, with consolidated operating income margins of 7.8%, compared to 6.8% last year. Consolidated operating income was $38.4 million, up 39.5% compared to last year, but would have been up about 22.8% without acquisitions and the benefit of the elimination of goodwill and other intangible asset amortization.

Let me expand on individual business segment results.

Fire and Emergency

First, fire and emergency sales declined 3.8% to $124.0 million in the third quarter, and operating income was up 1.3% to $14.5 million, or 11.7% of sales. Excluding the impact of the nonamortization of goodwill, operating income would have declined 4.2% in the third quarter compared to the prior year. Sales were consistent with our April 25, 2002 estimates, but operating income exceeded those estimates by about $0.5 million due to favorable cost performance at our fire truck subsidiary, Pierce.

Pierce's backlog was up 31.4% at June 30, 2002, compared to June 30, 2001. That's up significantly from March 31 when Pierce's backlog was up 16.2% compared to the prior year. This is consistent with our strategy to increase Pierce's backlog in fiscal 2002 in order to improve manufacturing efficiencies in fiscal 2003.

Defense

In defense, sales were up 46.3% to $162.8 million in the third quarter due to achievement of full-rate production under the company's MTVR contract back in August 2001. Operating income rose 71.4% in the third quarter to $15.0 million. These results significantly exceeded our April 25, 2002 estimates for the reasons I explained in my opening remarks.

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Commercial

Compared to the prior year, sales in the commercial segment were up 22.9% in the third quarter to $204.5 million, while operating income was up 99.4% to $17.7 million. Compared to our April 25, 2002 estimates, sales were up about $20.0 million and operating income was up about $4.0 million in this segment in the third quarter. Excluding Geesink Norba results, commercial segment sales would have been flat compared to sales in the third quarter of fiscal 2001. Excluding the operating results of Geesink Norba and the benefit of the non-amortization of goodwill, commercial segment operating income would have increased 55.6% in the third quarter compared to the prior year due to increased sales of higher margin concrete placement products, sales of used trucks and favorable manufacturing cost and workers compensation experience. Compared to the prior year, concrete placement sales were up 1.8% during the quarter, after several quarters of declining sales, while domestic refuse sales were down 6.4%.

Orders in our concrete placement business improved sharply in the third quarter, probably in part due to pre-buying of chassis with engines under old emission standards requirements. But, housing starts and mortgage rates also remained favorable. It is not clear that this trend will continue, however, given the unstable financial markets of the last several weeks and the recently announced lower June housing starts. At June 30, rear-discharge unit backlog was up 104% compared to prior year while our front-discharge backlog was up 395%, but in each case these percentages are off low backlog figures in the prior year.

Domestic refuse body customers continued to cut spending in the quarter. We expect domestic refuse orders to remain soft through at least December 31, 2002. Our domestic refuse unit backlog was down 40.0% at June 30, 2002 compared to prior year levels.

Geesink Norba sales totaled $39.1 million in the third quarter, and their operating results were consistent with our April 25, 2002 estimate. Geesink Norba was accretive to earnings by $0.03 per share in the third quarter, and by $0.07 per share year-to-date.


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Corporate

At the corporate level, our expenses were up $4.4 million in the third quarter compared to the prior year due to increases in variable compensation, higher legal defense costs and expenses incurred related to acquisition investigations terminated during the quarter.

Fourth Quarter Fiscal 2002 Outlook

Looking forward to the fourth quarter of fiscal 2002, we now expect to close the year with sales of approximately $1.7 billion, up from our previous estimate of $1.66 billion. There is no change in our estimate of fire and emergency sales of $475.0 million for fiscal 2002. We are raising our estimate of defense sales by $15.0 million to $580.0 million for the year, largely due to the impact on sales of signing and funding of a contract modification in the third quarter for dump body model MTVR trucks. This contract modification caused us to record a cumulative catch-up adjustment to sales of $12.7 million during the third quarter to recognize a higher overall selling price per truck under the contract. And, we are increasing our estimate of commercial segment sales by $26.0 million to $650.0 million for the year, largely due to improved sales in the third quarter and higher concrete placement sales expectations for the fourth quarter.

Our new estimate of operating income for the year is $109.0 million. That reflects a decline of $2.0 million in our estimate of fire and emergency operating income to $48.0 million for the year in spite of the better than expected performance in the third quarter due to an unfavorable product mix in the fourth quarter. We expect defense operating income for the year to increase $5.0 million from our previous estimate to $40.0 million, reflecting the $5.3 million annual impact of raising MTVR margins by one percentage point. In addition, fourth quarter operating income in defense will be reduced by the acceleration of defense parts sales into the third quarter. In the commercial segment, we are raising our operating income estimate by $6.0 million to $46.0 million for the year. We realized approximately $4.0 million of the increase in the third quarter and we're raising our estimate of fourth quarter commercial operating income by $2.0 million on stronger estimated concrete placement sales and solid cost performance.

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For the year, we are raising our corporate expense estimate to $25.0 million, reflecting higher actual third quarter spending. We are revising our interest expense estimate downward to $22.0 million for the year based on our lower borrowings.

Summing it up, we expect net income of about $15.5 million and $58.0 million in the fourth quarter and fiscal 2002 and earnings per share of $0.90 and $3.35, respectively.

In mid-June, we were awarded performance-based payments under our MTVR contract. We expect this award to substantially accelerate our cash flow under the contract in the fourth quarter and for the duration of the contract. Given this development and our intent to build working capital in the fourth quarter, we are now estimating that our debt will decline to approximately $150.0 million at September 30, 2002. And, we now estimate total capital spending for fiscal 2002 to be about $15.0 million.

Fiscal 2003 Outlook

Turning to fiscal 2003, we are estimating consolidated sales of $1.775 billion, up 4.4% from estimated fiscal 2002 sales. No acquisitions are assumed in any of our fiscal 2003 estimates. We expect fire and emergency sales to be up 6.3% to $505.0 million. We expect Pierce sales to be strong based on the strength of our current backlog which extends into February at this time, but we expect another year of little snow and reduced airport funding to limit our snow removal sales. We are projecting defense sales to increase 5.2% to $610.0 million. We expect MTVR sales to decline about $16.0 million in fiscal 2003, while we expect to realize approximately $46 million of sales from shipments under our new U.K. tank transporter contract. In the commercial segment, we are projecting modest sales growth of 2.3% to $665.0 million. Recent financial market news causes us to be very cautious about any economic recovery. We're projecting modest concrete placement sales growth of 3.0% in fiscal 2003, with a similar percentage decline in domestic refuse sales. We're projecting domestic refuse sales to decline 10.0% in the first half of fiscal 2003 before firming in the second half. We're estimating that Geesink Norba refuse sales will grow about 8.0% in fiscal 2003 based on a recovering European economy and new product introductions.

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By quarter in fiscal 2003, we believe that these sales expectations by segment would result in consolidated sales of approximately $387.0 million in quarter one, $426.0 million in quarter two, $497.0 million in quarter three and $465.0 million in quarter four.

With respect to operating income, we are projecting consolidated operating income to be up about 10.1% to $120.0 million in fiscal 2003. By segment, we are projecting fire and emergency operating income to be up 8.3% to $52.0 million in fiscal 2003, which is largely consistent with the estimated sales growth in the segment. We are projecting defense operating income to increase 10.0% to $44.0 million in fiscal 2003. This estimate assumes significant bid and proposal spending with respect to several U.S. and U.K. defense truck programs and significant pre-contract costs. We are identifying additional opportunities to bid, plus certain of the U.K. competitions are being extended, thereby increasing our competition costs. In addition, we may need to incur some pre-contract costs to be able to meet contract delivery requirements in the event of a positive award of certain of the contracts to Oshkosh. Our defense operating income estimate assumes MTVR contract margins of 4.3% in fiscal 2003. We continue to target 6.0% to 6.5% margins over the contract life. Every one percentage point increase in MTVR margins in fiscal 2003 would amount to $7.6 million in operating income, or $0.27 per share. Periodically, we will monitor manufacturing cost performance and durability of fielded trucks, among other factors, and adjust margins accordingly. Another important factor that may impact margins will be the status of the MTVR variant contract for wreckers. We signed a contract modification for MTVR dump bodies and wreckers in June 2002. The dump body modification has already been funded. The wreckers are complex vehicles that will undergo significant testing. The U.S. Marines have until January 2004 to fund the wrecker requirements under the contract. How these wreckers perform in testing, the timing and number of wreckers actually funded by the U.S. Marines and our cost performance on those trucks will be important factors in our ability to achieve our MTVR margin targets. In the commercial segment, we are projecting operating income to increase 10.9% to $51.0 million. We are projecting concrete placement operating income to be flat in fiscal 2003. We will ramp up the sale of Revolution(TM) drums slowly in fiscal 2003, and we expect no appreciable benefit to earnings from the sale of Revolution drums until fiscal 2004. We expect domestic refuse operating income to be up slightly in fiscal 2003 due

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to cost reduction plans in place, while we anticipate most of the growth in commercial segment operating income will be due to recovery of our Geesink Norba earnings following our restructuring of the business.

We expect corporate expenses to approximate $27.0 million in fiscal 2003, up from $25.0 million in fiscal 2002. This increase reflects investments planned to build our team in preparation for additional acquisitions or defense contract awards. We are projecting net interest costs to decline $2.0 million to $20.0 million in fiscal 2003. While we expect our debt to be lower on average in fiscal 2003, we anticipate interest rates to be higher, and we're estimating a working capital build in the event of a major defense contract award.

By quarter, we expect net income to approximate $8.0 million in quarter one, $14.5 million in quarter two, $21.0 million in quarter three and $21.5 million in quarter four. Assuming 17,650,000 average diluted shares outstanding for the year, these net income estimates would translate to earnings per share estimates of $0.45 in quarter one, $0.83 in quarter two, $1.19 in quarter three and $1.21 in quarter four. Unfortunately, we do not expect our business to generate consistent quarterly earnings increases in fiscal 2003 compared to fiscal 2002. These quarterly earnings estimates reflect declining earnings per share in quarters one and three, with substantially higher earnings per share estimated for quarters two and four. In the first quarter, we will be challenged by heavy defense bid and proposal spending, and in the third quarter, we will be challenged by tough comparative earnings in fiscal 2002 when we raised our MTVR contract margins by one percentage point.

Of course, there are downsides to every estimate. The economy may enter a double dip recession. We may not achieve our targeted cost performance. And, insurance and steel costs could increase greater than our expectations. Upsides to these estimates primarily involve the opportunity to improve MTVR margins, a stronger recovery than expected, and the potential for one or more major defense contract awards. Please review our Form 8-K filed today for other potential risk factors.

From a financial position standpoint, assuming no acquisitions, we estimate that debt will rise in the first half of fiscal 2003 due to the seasonal working capital demands of our concrete placement business and then remain relatively high for the remainder of the year even as such demands subside

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due to working capital requirements of our U.K. tank transporter contract in the second half of fiscal 2003. Specific debt estimates are $175.0 million at December 31, 2002, $200.0 million at March 31, 2003, $210.0 million at June 30, 2003 and $150.0 million at September 30, 2003. If we were to win a major defense contract, then debt levels would rise in the start-up phases of the contracts.
We expect capital spending to rise to about $30.0 million in fiscal 2003 due to the planned `start-up of a U.S. production facility for the Revolution composite mixer drum.

Now, Bob will provide his perspective of the quarter and our outlook.

Opening

Thanks for finding us again and participating in this call. Since we made our move to the NYSE on July 12, our share price has suffered, so we thought maybe no one had noticed our new trading symbol - OSK. In any case, we're very excited about the move to the Big Board and believe it brings major benefits to our shareholders, primarily in increased liquidity and reduced trading costs. And, quite frankly, it's a good feeling to deliver results right after the move like the ones we just announced.

Now, let me offer you my perspective on our third quarter results. We're pleased. We're encouraged. Earnings per share, after adjusting for non-amortization of goodwill, were up 37.8% to $1.24 per share. Sales were up 20.6% to $490 million; and we paid down a noteworthy amount of our debt - paying down the full amount of Geesink Norba acquisition debt in less than one year and bringing our debt-to-capital ratio down to 33%. This again opens the door to consideration of another major acquisition.

Not only did we focus on delivering superior results, we built a strong foundation for subsequent performance as well. We submitted proposals for two major U.K. defense programs - the wheeled tanker and cargo support vehicle programs - representing about $3 billion in potential business over the next thirteen years. Our FMTV prototypes have nearly finished testing, and we built order backlog in key businesses. As a result, our future looks promising. We are estimating EPS of $3.70 for fiscal 2003, up 10% from 2002. That estimate may be disappointingly low to some investors, but it takes into consideration the dramatic impact on consumer confidence that accounting discrepancies and swooning financial markets may have created. Quite frankly, we are facing uncharted territory, and as conservative

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managers, we simply can't take a more bullish view of our 2003 performance at this time.

Defense

From a long-term performance perspective, rarely has this company faced the types of opportunities we have today in our defense business. I'll tell you why.

We have submitted our bids for the U.K. Ministry of Defence's wheeled tanker and cargo support vehicle requirements. We expect a preferred bidder decision on both of those contracts in November with a contract award to the winner three to nine months later. The wheeled tanker preferred bidder decision had originally been anticipated this summer. We wouldn't be surprised if the cargo support vehicle decision is extended beyond November. We are facing strong competition on both programs, but we believe strongly that our company can deliver the best-performing vehicles and the best "value for money" in the defense arena. Central to our support vehicle proposal is our intent to manufacture a majority of the vehicles at our Llantrisant location, near Cardiff, Wales. We acquired that facility with the Geesink Norba Group acquisition last year. We would expand our facilities and create as many as 200 new jobs to support the program. By the way, our cargo support vehicle bid set a new internal record for the heaviest proposal, topping the scales at 3700 pounds.

Finally, all of our FMTV prototypes have nearly completed testing. The U.S. Army's final RFP is due around mid- August, with the bid due 90 days later. Obviously, it will require a massive effort on our part to prepare the bid, and our team is ready. The anticipated award date remains in March - April 2003.

In total, we are looking at upwards of $16 billion in potential defense truck business over the course of two decades. That is definitely a transformational number.

Fire & Emergency

In the fire and emergency business, order growth surged along in the double digits, supporting our strategy to build backlog in this business to sustain growth in fiscal 2003. We believe these gains are the result of market share

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growth, since municipalities remain under considerable tax and budgetary pressure. Currently, many states, including Wisconsin, are considering funding cuts to counties and towns. Funding that is often spent on fire protection and other services. For this reason, pricing pressure continues in the fire and emergency market.

Highlights of the quarter included orders from Detroit, Miami, Washington DC and Baltimore and initial sales of our new Hawk Extreme(TM) wildland truck to customers in South Dakota and Colorado. This is the unit built on the MTVR high-mobility chassis. And, Medtec continues to run smoothly and is currently focused on distribution enhancements.

Concrete Placement

In our concrete placement business, the incoming order rate exceeded our expectations during the third quarter, helping us build a foundation for the first part of fiscal 2003 revenue performance. We believe there's a bubble in the new order rate that we attribute to the demand for current engines that don't need to meet the new EPA guidelines taking effect October 2002. That, combined with continued low mortgage rates, led to a strong third quarter.

The market outlook remains somewhat cloudy in concrete placement. Although housing starts are holding relatively strong, capital investment sentiment hasn't been related to the pour rate of concrete over the past year. Therefore, although this market is showing signs of a soft recovery, we maintain flat estimates for next year, particularly in light of the adverse impact that the engine-related bubble is likely to have on the first and second quarters of fiscal 2003.

Customer demand for the new Revolution composite mixer drum has far exceeded our expectations. Testing of these units continues. Currently, our plans are to have a U.S. production facility operational by the end of fiscal 2003 to support anticipated higher volumes beginning in fiscal 2004.

Refuse

As we projected, U.S. orders of refuse vehicles were soft. A state that we expect to continue into fiscal 2003 before returning to prior levels.

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We continue to invest in areas, particularly new product development, that help strengthen our market leadership. During the third quarter, McNeilus broadened its refuse line dramatically with the introduction of four new StreetForce(TM) models - a rear loader, a manual-automated sideloader, an automated sideloader, and an automated full-eject sideloader. The rear loader is the first major effort to share technology between our European and U.S. refuse operations. It's based on design technology from our Norba brand. We have been pleased with the initial order level on these models.

Geesink Norba also introduced a new sideloader model, and showed the McNeilus(R) front loader at major shows throughout Europe this Spring. More importantly, they have made impressive progress in developing integrated, cross-brand selling capabilities within their markets. For example, the German market has been opened to Norba and Kiggen products, and the Danish market has seen the first sales of Geesink and Kiggen products. Their targeting of certain, high-volume accounts has brought some success, with a major sale in Munich. This improvement in sales capability is the result of improved training and support, as well as distribution management enhancements made over the last two quarters.

Overall, this is proving to be a year of dramatic change for the Geesink Norba Group. They have repositioned themselves as a single-source for waste management solutions in every European market. They have improved their operational efficiency through a restructuring of production processes and flow, reducing employment levels by 13%. I expect that their actions this year will bring bottom-line benefits next year.

Closing

I would like to close my portion of this call with a few comments regarding recent developments in the U.S. equities market. Quite frankly, the reporting discrepancies at major companies that come to light almost daily are deeply disturbing to me, as a corporate manager, as an investor and as a U.S. citizen. The unethical actions of a few have diminished the trust of investors, contributed significantly to the state of the market, and, rightly, spurred significant regulatory scrutiny and legislative initiatives.

At Oshkosh, we have always had the highest standards of honesty, integrity and commitment to performance. We are pleased to comply with any reasonable, new legislation that puts confidence back in America's financial

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reporting systems and allows investors to again judge companies by the numbers they report. We expect to sign the certification statements that our reporting is accurate by early August.

I fully support these legislative initiatives, but doing the right thing must simply be the obvious, natural choice of all corporate managers. It is our job to represent the interests of shareholders. At Oshkosh, we're always open with our estimates. They are for everyone to see and hear. And, as always, we're open to your questions and scrutiny.

Operator, please commence the question and answer period.





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